Appendix G -

Presentation by Retalix Management to Retalix Board of Directors

Project Olympus
Board Discussion

March 2005

For Discussion Purposes Only

Table of Contents

1.

Troy Overview

2.

Transaction Overview

3.

Financial Analysis

       Appendix

Troy Overview

WINN DIXIE

weis

Fleming

WinCo FOODS

FOOD CITY

Fiesta

Fresh Brands Inc.

Bashas'

Harris Teeter Your Neighborhood Food Market

Lindo's Group of Companies

DEAN & DELUCA

food town

Confidential For Discussion Purposes Only

Troy Overview

Description

Customer Overview

Troy is a provider of strategic pricing, merchandising and inventory control solutions for the grocery industry

Troy’s flagship solution, Troy Retail, provides headquarters level centralized pricing, merchandising and inventory management and store level direct delivery, price management and inventory control

Troy Retail is used by 30 percent of North America's top 75 chains

Traditionally focused on small to medium sized players in the grocery segment, Troy has more than 400 customers and 15,000 installations worldwide

Has recently sought to expand its strategic focus into larger retailers within the grocery segment

Troy distributes its products through its direct sales force and an indirect channel of grocery wholesalers, resellers and point of sales dealers

Troy is headquartered in Irvine, CA and has 134 employees

Management

VP, Marketing

Bill Keyworth

VP Sales

Cort Pouch

VP, Professional Services

Thomas Henry

CFO

Stephen D Santis

President & CEO

David Butler

Chairman

Lance Jacobs

$22.5
$21.2
$21.9
$24.3
$2.6
2002
2003
2004
2005E
($3.5)
($5.3)
($2.2)

Option holders
12%
Dave Butler (CEO)
8%
Common
Shareholders
20%
Remaining Preferred
2%
Four VC firms
58%

Confidential

For Discussion Purposes Only

Troy Overview (cont.)

Ownership (fully diluted)

Financials

Revenues

EBITDA

Legal Structure

Although not traded on any stock exchange, Troy has approximately 1,500 shareholders and is a public company for SEC reporting purposes

Troy was originally funded through the sale of limited partnership interests.  When converted into a corporation in connection with its first venture capital funding round, each of the limited partners became shareholders, requiring the company to file annual and quarterly reports with the SEC

The four venture capital firms hold 73% of the capital stock of Troy, 58% on a fully diluted basis based on
65.6 million shares outstanding

Troy Value Proposition

Troy provides Rhodes with the opportunity to strengthen its leadership in the food retail sector and further expand its position in the Tier 2 and 3 grocery market

Expands product with mid-
market merchandising and
inventory management
solution

Provides leading
headquarters  solution for
Tier 2 / 3 food retailers

Strengthens
Leadership in US Food
Retail

Expands US customer
base, particularly in Tier 2 /
Tier 3 grocery sector

Limited customer overlap

Expands Customer
Base

Strong Troy base to
leverage for sales of POS
and WMS solutions

Provides opportunity to sell
POS, SCM and other
products into Troy’s
installed base

Provides Cross Sell
Opportunity

Troy has to date been
largely focused on the
grocery vertical

Rhodes can leverage
channels and installed base
to sell Troy’s HQ solution to
fuel and C-store market

Opportunity to Export
Solution to Fuel and
Convenience Store

Removes competitive threat
from one of the leading
pure play food retail
software providers

Eliminates ability for
competitor to acquire
industry leadership

Key Strategic Move

Transaction Overview

73% of stock
$30.0 mm

27% of stock
$4.3 mm

Confidential

For Discussion Purposes Only

Transaction Structure and Timeline

Step 1 - Today

Rhodes

Troy

Four VC
firms

Other
equity
holders

73%

27%

Merger
Agreement

Stock
Purchase
Agreement

Rhodes

Troy

Other
equity
holders

27%

Merge

Step 2 – 2-3 months

Rhodes enters into two agreements today:

Stock Purchase Agreement – to acquire 97%
of the Preferred Stock (73% of capital stock)
for $30.0 mm - $12.8 mm in cash and $17.2
mm in stock

Merger Agreement – to acquire Troy in a
cash merger, subject to shareholder approval

Post-signing, Rhodes and Troy file with the SEC
a proxy statement and “going private” filing

The SEC will review the filings to determine that
they include sufficient disclosure

Once approved by the SEC, the proxy statement
will be mailed to TCI shareholders

After 20 days, a shareholder meeting is held and,
if approved, the merger will then close

Transaction Terms Summary

Structure

Acquirior – Rhodes /   Target – Troy

Two step structure:

Stock purchase agreement – purchase preferred stock from VCs

Merger agreement – acquire Troy by merger

Key
Terms

Total consideration of $34.35 million

Step 1: Stock purchase agreement

Acquire 97% of preferred stock (73% of capital stock on as-converted basis) from the four Venture Capital firms who control Troy

$17.17 million in stock (valued at $24.00 per share), to be registered after closing

$12.85 million in cash

Step 2: Enter a merger agreement with Troy

Merger agreement to be approved by Troy board

Troy board to receive fairness opinion

Final approval of merger subject to Troy shareholder approval

Rhodes will pay severance costs for all employees terminated (~$1.4 mm)

Troy will pay all transaction costs above $125k

Troy agrees to indemnify Rhodes to the extent any third party makes a superior offer for Troy

First $900k to be shared by Troy VC shareholders and Rhodes

Under Negotiation

Subject to Change

Transaction Terms Summary (cont.)

Closing

Targeted to close by end of second quarter

Need to file proxy statement and “going private” filing with SEC

Key gating item is SEC review and comment process

Once SEC approves, TCI will mail proxy statement to shareholders and hold meeting 20 days after the mailing date

Key
Reps &
Warnt.

Accuracy of financial statements and supporting financial materials provided during due diligence

Full title and rights to all software code developed or acquired

No termination or discontinuance by any significant customer in last 18 months

No undisclosed liabilities or taxes

Escrow

$3.43 million of the consideration received by the VC shareholders to be held in escrow upon signing of the stock purchase agreement

50% in Rhodes stock and 50% in cash

Escrow to be released a year after closing

Additional $564k in stock placed in escrow from signing to closing to cover against any potential claims of Troy shareholders or a superior proposal from a third party

Liability of Troy capped at $3.43 million with a minimum threshold of $250,000

Can claim against escrow for:

Breach of reps and warranties

Potential clawback in bankruptcy proceedings of payments received from Winn-
Dixie and Fleming

Cap excludes:

Title to assets and fraud

Indemnity

Under Negotiation

Subject to Change

Shares	USD
Preferred stock		
Return of original investment	39,013,095	$ 19,506,548
8% minumum return	NA	6,211,173
PIK preferred dividend	701,763	NA
Total	39,714,859	$ 25,717,721
Common stock		
Common shareholders	12,825,459	$ 1,689,671
Preferred shareholders (as converted)	39,714,859	5,232,175
Total	52,540,318	$ 6,921,847
Vested options	13,021,002	1,715,433
Total equity	65,561,320	8,637,279
Total consideration		$ 34,355,000

Confidential

For Discussion Purposes Only

Allocation of Purchase Price

Preferred stockholders have preference rights that entitle them to receive their initial investment and an annual 8% return on their investment

Preferred stockholders participate in the remaining proceeds with the common shareholders on an as-
converted basis

Preferred stockholders receive $31.0
million, or 90% of the total proceeds

Equity Value ($m)	$34.4
Firm Value ($m) [1]	34.0

Multiples	Troy Transaction Metrics	Trading Multiples of Peers [2]	Precedent Transactions	Isis Metrics
Firm Value /				
2005E Revenues - Troy Mgmt Case	1.4x	1.6x	1.4x	1.1x
2005E Revenues - Troy Downside Case	1.5	1.6	1.4	1.4
2005E EBITDA - Troy Mgmt Case	17.8x	12.4x		4.1x
2005E EBITDA - Troy Downside Case	NM	12.4		5.7
2005E EBIT - Troy Mgmt Case	26.9x	19.5x		4.7x
2005E EBIT - Troy Downside Case	NM	19.5		6.8
Equity Value /				
2005E Net Income - Troy Mgmt Case [3]	29.6x	26.5x		10.7x
2005E Net Income - Troy Downside Case [3]	NM	26.5		15.6

(1) Assumes Troy balance sheet net cash of $0.3 million

(2) Mean of Aldata, JDA Software, Retalix, Manhattan Associates and Manugistics

(3) Based on Troy net income taxed at 0%

Confidential For Discussion Purposes Only

Transaction Metrics

Troy  Multiples

$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.19
$0.63
$0.02
$0.83
Standalone EPS
Combined EPS

$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.19
$0.63
$0.77
Standalone EPS
Combined EPS

	2005 Mgmt	2005 Downside
Adjustment to Rhodes Net Income	$1.0	($0.6)
Pro Forma Rhodes Net Income (1)	16.6	15.0
New Rhodes Shares Issued (m) (2)	0.72	0.72
Pro Forma Diluted Shares (m) (1)	19.5	19.5
Pro Forma EPS	$0.85	$0.77
EPS Accretion / (Dilution) to Rhodes	0.02	(0.06)
% Change	2.3%	(7.2)%

Notes
(1) Based on Rhodes pro forma for Isis acquisition down side case
(2) Based on Rhodes stock price $24.

Confidential
For Discussion Purposes Only

2005E EPS Accretion / Dilution Analysis

2005E EPS – Management Case

2005E EPS – Downside Case

Assumes stock purchase closes on
March 31, 2005

2005E EPS Calculation

Additional 2005E EPS due to
acquisition of Troy

Additional 2005E EPS due to
acquisition of Isis

Loss of $0.06 in 2005E EPS
due to acquisition of Troy

Additional 2005E EPS due to
acquisition of Isis

$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.19
$0.63
$0.08
$0.83
Standalone EPS
Combined EPS

$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.19
$0.63
$0.83
Standalone EPS
Combined EPS

	2005 Mgmt	2005 Downside
Adjustment to Rhodes Net Income	$2.1	$0.5
Pro Forma Rhodes Net Income (1)	17.7	16.1
New Rhodes Shares Issued (m) (2)	0.72	0.72
Pro Forma Diluted Shares (m) (1)	19.5	19.5
Pro Forma EPS	$0.91	$0.83
EPS Accretion / (Dilution) to Rhodes	0.08	(0.00)
% Change	9.1%	(0.4)%

Notes
(1) Based on Rhodes pro forma for Isis acquisition downside case
(2) Based on Rhodes stock price $24.

Confidential
For Discussion Purposes Only

2005E EPS Accretion / Dilution Analysis
with Synergies

2005E EPS – Management Case

2005E EPS – Downside Case

Assumes stock purchase closes on
March 31, 2005

2005E EPS Calculation

Additional 2005E EPS due to
acquisition of Troy

Additional 2005E EPS due to
acquisition of Isis

No effect to 2005E EPS due
to acquisition of Troy

Additional 2005E EPS due to
acquisition of Isis

Product	Retail merchandising	ERP
Target market	Tier 2 and Tier 3 grocers	Food service distributers
Location	Tucson, Arizona	Omaha, Nebraska
Employees	134	132
Customers (active maintenance '05)	191	197
Revenues ('04)		
Software	6.2	7.1
Services	10.4	12.8
Maintenance	4.8	5.6
Hardware	0.5	10.8
Other		1.9
Total	21.9	38.2
Gross margin	58%	55%
Operating expenses		
R&D	3.5	2.9
SG&A	12.0	8.8
Total	15.5	11.6
Operating income	(2.73)	9.4
EBITDA (04)	(2.20)	10.1
2004 new customers	20	24
Software ASPs (new customers)	$129,000	$419,000
2004 existing customers	130	51
Software ASPs (existing customers)	$27,300	$22,700
Aggregate salaries	11.177	10.086
Average salary per employee	83.4	76.4

Confidential

For Discussion Purposes Only

Troy / Isis Side by Side Comparison

Troy

Isis

Comparing Troy
to Isis highlights
some important
differences, which
are instructive
when considering
potential cost
reductions

Salaries, R&D
and S,G&A
appear to be not
right-sized for the
business
opportunity

On the revenue
side, landing
larger deal
opportunities
appears to be the
key to increasing
sales and ASPs

Function	Number of Employees	Adjusted Synergies [1]	Annualised Synergies
Accounting	6	$106,408	$229,106
Marketing	4	$140,208	$455,000
Finance	4	$115,938	$397,500
General & Admin	3	$121,728	$417,353
IT	3	$65,906	$171,750
Sales	2	$39,542	$73,000
HR	1	$14,583	$50,000
Total	23	$604,313	$1,793,709

Notes

(1) Assumes that transaction closes on March 31, 2005 and reflects retention period of certain key employees

Item	Adjusted Synergies [1]	Annualised Synergies
Troy Retail Leadership Conference	$220,000	$235,000
Legal, accounting and bank fees	$108,750	$145,000
MarkeTechnics [2]	$22,500	$155,000
PR Agency	$58,500	$78,000
Advertising	$41,250	$55,000
Telemarketing	$36,000	$48,000
Web Site	$12,600	$16,800
Total	$499,600	$732,800

Notes

(1) Assumes that transaction closes on March 31, 2005

(2) As MarkeTechnics takes place in February, majority of expense is also booked in Q1

Confidential

For Discussion Purposes Only

Potential Synergies

For the second half, Rhodes should be able to reduce expenses at Troy through elimination of overlapping finance and administration functions, as well as duplicative expenses for service providers and marketing efforts

Looking to 2006, Rhodes should explore further cost cutting measures to bring the operating expense structure in-line with Isis and other profitable companies in the sector

Personnel Related Synergies

Operating Expense Synergies

Total potential synergies for the last three quarters of 2005 is approximately $1.1 million

Transaction Considerations

Lack of profitability:  Troy has been unable to break the $20 million + revenue barrier for the last two years and has also been unable to sustain any profitability, despite new management and efforts to streamline their business

Technology overlap:  Troy’s solutions overlap with existing Rhodes solutions, necessitating
Rhodes to maintain two platforms with the same functionality for the medium term, in order to support both installed customer bases

Winn-Dixie & Fleming Bankruptcies: Troy needs to find replacements for two customers who generated ~20% of total revenues in both 2003 and 2004.  Potential for clawback of payments made prior to bankruptcy filing create potential liability of up to $1.6 million

Complex structure: Because Troy is a public company, it is necessary to follow a public merger process in order to acquire Troy.  While the two step process of first purchasing 73% from the principal shareholders reduces some of the risk, it adds its own complexities, risks and expenses, particularly the necessity of filing with the SEC a going private transaction

Customer concentration: Troy’s top 25 customers historically generate 80% of revenues on a continuing basis, which exposes Troy to the risk of a customer loss having significant effect on their results (I.e., Winn-Dixie)

Customer	2005 Services (backlog)	2004 Total	2003 Total	03-'04 Total
Winn-Dixie Stores, Inc.	$950,400	$3,934,935	$3,669,282	$7,604,216
Bashas	688,800	2,327,673	1,739,318	4,066,992
Roundy's	1,548,000	1,578,010	1,071,261	2,649,271
Stater Bros Markets	831,600	627,944	1,857,493	2,485,437
NCR Goverment System	26,400	256,560	1,554,012	1,810,572
Federated Co-Operatives	287,760	1,642,896	81,436	1,724,333
Earth Fare Inc	184,800	197,560	1,292,182	1,489,742
Weis Markets, Inc.	230,720	369,798	617,565	987,362
Coborn's	26,400	569,719	351,385	921,104
Fleming Companies		100,696	748,609	849,304
Fresh Brands	731,280	806,785		806,785
Metro Richelieu Inc	191,232	506,640	232,792	739,432
Supermercados Ray	105,400	399,523	297,841	697,364
Grocers Supply Co		488,634	110,307	598,941
Lund Food Holdings, Inc.	15,840	344,877	245,504	590,381
Super Valu		255,586	333,727	589,313
Food Giant		562,416	14,985	577,401
Brookshire		273,562	296,973	570,535
Pueblo International Inc	47,520	524,835		524,835
Alex Lee		216,449	272,106	488,555
Associated Wholesale Gr	26,400	248,993	225,319	474,312
Fiesta Mart		105,178	326,472	431,649
Bozzuto's, Inc.	190,080	279,688		279,688
Level Food Center		85,671	180,741	266,412
United		10,913	254,392	265,305
	$6,082,632	$16,715,539	$15,773,702	$32,489,241
	69%	81%	79%	80%

Confidential **For Discussion Purposes Only**

Troy Customer Concentration

Top 25 customers
generate 80% of
Troy’s annual
revenues, and
represent 69% of
Troy’s 2005
services backlog

Loss of Winn-
Dixie and Fleming
represents a loss
of 19% of 2004
revenues and
22% of 2003
revenues

Financial Analysis

(In millions of US$)	2002A	2003A	2004A	2005E [1]
Revenues				
Software	$9.4	$5.6	$6.2	$8.9
Maintenance	3.4	3.8	4.8	$5.6
Services	7.0	9.0	10.4	$9.7
Other	2.7	2.9	0.5	$0.1
Total revenues	**$22.5**	**$21.2**	**$21.9**	**$24.3**
Gross profit	15.3	12.0	12.8	17.7
Gross margin	*68%*	*57%*	*58%*	*73%*
Operating Expenses:				
Research and development, net	3.6	4.0	3.5	$2.9
Selling and marketing	8.8	7.4	7.1	6.4
General and administrative	6.8	6.5	5.0	7.1
Total operating expenses	19.2	17.9	15.5	16.4
Operating Income (EBIT)	**(3.9)**	**(5.9)**	**(2.8)**	**1.3**
Operating margin	*(17.3)%*	*(27.6)%*	*(12.7)%*	*5.2%*
Financial income (expenses), net	0.0	(0.1)	(0.1)	(0.1)
Income before taxes on income	**(3.9)**	**(6.0)**	**(2.9)**	**1.2**
Taxes on income	(0.0)	(0.0)	0.0	0.0
Net income (loss)	**($3.9)**	**($6.0)**	**($2.9)**	**1.2**

EBITDA	**($3.5)**	**($5.3)**	**($2.2)**	**$1.9**
D&A	0.4	0.6	0.6	0.6

(1) Represents Troy management case

Confidential

For Discussion Purposes Only

Troy Historical and Projected Financials

Includes $0.8m of
non transaction
related cost
reductions
identified by Troy
mgmt after
downward revision
in revenues

$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Q1 2003
Q2 2003
Q3 2003
Q4 2003
Q1 2004
Q2 2004
Q3 2004
Q4 2004
Licenses
Services
Maintenance
Other

$0.5
$0.0
($0.5)
($1.0)
($1.5)
($2.0)
($2.5)
($3.0)
Q1 2003
($1.9)
Q2 2003
$0.3
Q3 2003
($0.9)
Q4 2003
($2.7)
Q1 2004
($1.5)
Q2 2004
($0.6)
Q3 2004
$0.3
Q4 2004
($0.3)

Confidential

For Discussion Purposes Only

Troy Quarterly Revenue Trends

Historical Quarterly Revenue: 2003 - 2004

Historical Quarterly EBITDA: 2003 - 2004

$4.5

$7.2

$4.9

$4.6

$5.0

$5.5

$5.9

$5.5

$millions	Original 2005E Projections	Q1 2005 Projections	1st 2 Months 2005	Implied Q1 2005	Revised Q1 2005 Projections	Annualized Q1 2005 Projections	Revised 2005E Projections
Revenues							
Software	9.0	1.7	0.7	1.1	1.9	7.7	8.9
Services	11.4	2.7	1.4	2.1	2.1	8.3	5.6
Maintenance	6.0	1.5	0.9	1.3	1.3	5.2	9.7
Hardware	0.1	0.0	0.0	0.0	0.0	0.0	0.1
Total	$26.5	$5.9	$3.0	$4.5	$5.3	$21.2	$24.3
COGS	8.0	0.4	0.1	0.2	0.2	0.9	6.6
Gross Profit	$18.5	$5.5	$2.9	$4.3	$5.1	$20.3	$17.7
Operating Expenses	17.2	5.5	3.6	5.5	5.5	21.9	17.2
Mgmt Cost Reductions							
Bonus							0.3
Cushion							0.3
Salary Increase							0.2
Total							0.8
Operating Profit / EBIT	$1.3	$0.0	($0.8)	($1.2)	($0.4)	($1.6)	$1.3
Net Income	$1.2	$0.0	($0.8)	($1.2)	($0.4)	($1.6)	$1.2

Confidential **For Discussion Purposes Only**

Analysis of Troy’s 2005E Management
Case

$ millions	# of Deals	ASPs	Software Revs
Direct			
New	7	$0.359	$2.51
Exisitng	75	$0.042	$3.14
Indirect	68	$0.007	$0.50

$ millions	Full Year 2005 Revs	ASPs	Full Year Implied # of Deals	Q2 - Q4 Implied # of Deals
Direct				
New	$4.00	$0.449	9	6
Exisitng	$2.40	$0.122	20	15
Indirect	$1.00	$0.007	137	104

Confidential

For Discussion Purposes Only

Troy 2005 Software Pipeline Analysis

2004 Software Revenues & ASPs

2005E Software Revenues & ASPs

In order to understand the “achievability” of Troy’s 2005 forecasts we have calculated how many deals
Troy will have to close in the last 3 quarters of 2005

Based on the average ASPs for each of its customer segments (Direct - New & Existing and Indirect
Channel) as outlined in Troy’s current pipeline for 2005 and after taking into account the revenues recognized in Q1 2005, Troy will need to sign contracts with:

6 new direct customers with an average ASP of approximately $449,000;

15 existing direct customers with an average ASP of approximately $122,000; and

over 100 indirect customers with an average ASP of approximately $7,000

Required number of deals Troy has to
sign in order to meet its 2005 software
revenue forecasts

Direct - New [1]	Direct - Exisitng [2]	Indirect [3]
Stage 5	2	1	12
Stage 4	5	5	28
Stage 3	4	3	15
Stage 2	4	6	28
Stage 1	8	3	9
Total	**23**	**18**	**92**
Deals Required	**6**	**15**	**104**
Coverage	**3.6x**	**1.2x**	**0.9x**

Notes:

(1) Based on deals of above $200,000

(2) Based on deals between $75,000 and $200,000

(3) Based on deals below $75,000

Confidential

For Discussion Purposes Only

Troy 2005 Software Pipeline Analysis

In order to understand whether Troy will be able to sign the required number of contracts we have examined Troy’s 2005 pipeline and have identified the number of deals according to customer segment

Furthermore these deals have been segmented according to visibility of completion

The different stages represent the different steps of the sales cycle with Stage 5 representing closing and Stage 1 representing early identification of sales opportunity

Troy Pipeline by Customer Segment

The coverage ratios of
pipeline deals to
required deals,
especially in the Direct
New customer
segment provides a
relative degree of
comfort regarding
Troy’s ability to meet
its projections

Revenues	$mm
Software Revenues	
Q1 Bookings	
Direct - New customers	1.13
Direct - Existing customers	0.55
Customer Enhancement Requests	0.01
Indirect Channel Revenues	0.24
Total	1.93
Pipeline - Q2 through Q4	5.58
Total	*$7.51*
Services Fee Revenues	
Professional Services Backlog	8.62
Deduction of Winn Dixie Revenues	(0.95)
SMR & Training Forecast	0.65
Total	8.31
Pipeline	1.06
Total	*$9.37*
Maintenance Fee Revenues	*$5.60*
Hardware Fee Revenues	*$0.10*
Total Revenues	$22.6

Expenses	$mm
Cost of Revenue	
Software	$0.80
Services	$5.67
Maintenance	$1.02
Hardware	$0.09
Total Cost of Revenue	$7.58
Gross Profit	$15.00
Gross Margin	*66.4%*
Operating Expenses	
Research & Development	$3.03
Sales & Marketing	$6.60
General & Administrative	$6.49
Depreciation & Amortization	$0.64
Elimination of Bonuses	($0.86)
Elimination of Planned Hiring	($0.43)
Elimination of Planned 2% Salary Increase	($0.20)
Total Operating Expenses	$15.27
Operating Income	($0.27)

Confidential **For Discussion Purposes Only**

Troy 2005 Income Statement

Given Troy’s performance in Q1:05 as well as the cloud over Winn Dixie, actual revenues may ultimately be lower than Troy’s expectations

While operating expenses appear high, it is difficult to assess at this stage where costs can be reduced effectively without negatively affecting the business

The result is that $22.6 million in revenues will not produce a profit for Troy on a stand alone basis

(In millions of US$)	2002A	2003A	2004A	2005E [1]	2005E Downside [2]
Revenues					
Software	$9.4	$5.6	$6.2	$8.9	$7.5
Maintenance	3.4	3.8	4.8	$5.6	5.6
Services	7.0	9.0	10.4	$9.7	9.4
Other	2.7	2.9	0.5	$0.1	0.1
Total revenues	**$22.5**	**$21.2**	**$21.9**	**$24.3**	**$22.6**
Gross profit	15.3	12.0	12.8	17.7	15.0
Gross margin	*68%*	*57%*	*58%*	*73%*	*66%*
Operating Expenses:					
Research and development, net	3.6	4.0	3.5	$2.9	$2.5
Selling and marketing	8.8	7.4	7.1	6.4	6.1
General and administrative	6.8	6.5	5.0	7.1	6.6
Total operating expenses	19.2	17.9	15.5	16.4	15.3
Operating Income (EBIT)	**(3.9)**	**(5.9)**	**(2.8)**	**1.3**	**(0.27)**
Operating margin	*(17.3)%*	*(27.6)%*	*(12.7)%*	*5.2%*	*(1.2)%*
Financial income (expenses), net	0.0	(0.1)	(0.1)	(0.1)	(0.1)
Income before taxes on income	**(3.9)**	**(6.0)**	**(2.9)**	**1.2**	**(0.4)**
Taxes on income	(0.0)	(0.0)	0.0	0.0	0.0
Net income (loss)	**($3.9)**	**($6.0)**	**($2.9)**	**1.2**	**($0.4)**
EBITDA	**($3.5)**	**($5.3)**	**($2.2)**	**$1.9**	**$0.4**
D&A	0.4	0.6	0.6	0.6	0.6

(1) Represents Troy management case

(2) Represents downside case

Confidential **For Discussion Purposes Only**

Troy Historical and Projected Financials

(in millions of US$, except per share data)	Rhodes	Troy [1]	Combined	Trans Adj	Pro Forma	% Change
Revenues						
Product sales	$99.7	$6.9	$106.6		$106.6	
Hardware Sales	3.5	0.1	3.6		3.6	
Services & projects	69.0	11.8	80.8		80.8	
Total revenues	**$172.2**	**$18.8**	**$191.0**		**$191.0**	11%
Gross profit	112.0	13.8	125.8		125.8	12%
Gross margin	*65%*	*73%*	*66%*		*66%*	
Operating income (EBIT)	**20.5**	**1.3**	**21.8**	**1.1** [2]	**22.9**	12%
Operating margin	*12%*	*7%*	*11%*		*12%*	
Financial income (expenses), net	0.4	(0.1)	0.3	(0.3) [3]	0.0	
Income before taxes on income	**20.9**	**1.3**	**22.2**		**23.0**	10%
Taxes on income and minority interest	5.3	0.0	5.3	0.0 [4]	5.3	
Net income (loss)	**$15.6**	**$1.3**	**$16.9**		**$17.7**	13%
Diluted net income per share	$0.83	--	--		$0.91	9.1%
Diluted shares outstanding	18.8			0.7 [5]	19.5	
EBITDA	**$23.8**	**$1.8**	**$25.6**	**$1.1**	**26.7**	
D&A	3.3	0.5	3.8		3.8	

(1) Represents Troy for the last nine months of 2005 only, assuming transaction closes March 31, 2005

(2) Represents synergies achieved through reduction in personnnel and other operating expenses

(3) Represents interest lost on cash used in transaction

(4) There is no tax adjustment applied to Troy related operating income due to Troy's substantial NOLs

(5) Based on Rhodes stock price $24.

Confidential **For Discussion Purposes Only**

Rhodes and Troy Pro Forma Income Statement
2005E – Troy Management Case

Synergies

(In millions of US$, except per share data)	Rhodes	Troy [1]	Combined	Trans Adj	Pro Forma	% Change
Revenues						
Product sales	$99.7	$5.6	$105.3		$105.3	
Hardware Sales	3.5	0.1	3.6		3.6	
Services & projects	69.0	11.2	80.2		80.2	
Total revenues	**$172.2**	**$16.9**	**$189.1**		**$189.1**	10%
Gross profit	112.0	11.3	123.3		123.3	10%
Gross margin	*65%*	*66%*	*65%*		*65%*	
Operating income (EBIT)	**20.5**	**(0.2)**	**20.3**	**1.1** [2]	**21.4**	4%
Operating margin	*12%*	*NA*	*11%*		*11%*	
Financial income (expenses), net	0.4	(0.1)	0.3	(0.3) [3]	0.0	
Income before taxes on income	**20.9**	**(0.283)**	**20.6**		**21.4**	3%
Taxes on income and minority interest	5.3	0.0	5.3	0.0 [4]	5.3	
Net income (loss)	**$15.6**	**($0.3)**	**$15.3**		**$16.1**	3%
Diluted net income per share	$0.83	--	--		$0.83	0%
Diluted shares outstanding	18.8			0.7 [5]	19.5	
EBITDA	**$23.8**	**$0.3**	**$24.1**	**$1.1**	**$25.2**	
D&A	3.3	0.5	3.8		3.8	

(1) Represents Troy for the last nine months of 2005 only, assuming transaction closes March 31, 2005

(2) Represents synergies achieved through reduction in personnel and other operating expenses

(3) Represents interest lost on cash used in transaction

(4) There is no tax adjustment applied to Troy related operating income due to Troy's substantial NOLs

(5) Based on Rhodes stock price $24.

Confidential **For Discussion Purposes Only**

Rhodes and Troy Pro Forma Income
Statement 2005E – Troy Downside Case

Synergies

($ in millions)	Rhodes	Troy	Combined	*% Contribution* *Rhodes*	*% Contribution* *Troy*
Revenues					
2004E	$124.1	$21.9	$145.9	*85.0%*	*15.0%*
2005E - Troy Mgmt Case	172.2	24.3	196.5	*87.7*	*12.3*
2005E - Troy Downside Case	172.2	22.6	194.8	*88.4*	*11.6*
EBITDA					
2004E	$9.6	($2.2)	$7.4	*NM*	*NM*
2005E - Troy Mgmt Case	23.8	1.9	25.7	*92.6*	*7.4*
2005E - Troy Downside Case	23.8	0.4	24.2	*98.5*	*1.5*
Net Income (1)					
2004E	$5.7	($2.9)	$2.8	*NM*	*NM*
2005E - Troy Mgmt Case	15.6	1.2	16.8	*93.1*	*6.9*
2005E - Troy Downside Case	15.6	(0.4)	15.2	*NM*	*NM*

(1) Assumes tax rate for Troy of 0%

Confidential **For Discussion Purposes Only**

Rhodes and Troy Combination Analysis

Data presented on annual basis

Appendix

Valuation Multiples	Stock	Market	Firm	Firm Value / Revenues		Firm Value / EBITDA		Firm Value / EBIT		Price / Earnings	
(Dollars in Millions, Except Stock P	Price (a)	Cap.	Value (b)	2005E	2006E	2005E	2006E	2005E	2006E	2005E	2006E
Retail Software											
Aldata (ALD1V)	$1.86	$125.4	$117.3	1.3x	1.2x	17.9x	11.4x	35.7x	18.2x	72.0x	28.8x
JDA Software (JDAS)	$13.81	$401.2	$313.5	1.4x	1.3x	12.1x	7.2x	12.3x	7.7x	24.2x	17.5x
Retalix (RTLX)	$23.81	$394.1	$321.2	2.1x	1.9x	16.5x	13.4x	18.8x	14.9x	32.2x	23.8x
Median (c)				1.4x	1.3x	16.5x	11.4x	18.8x	14.9x	28.2x	23.8x
Mean (c)				1.6x	1.5x	15.5x	10.7x	22.3x	13.6x	28.2x	23.4x
SCM Software											
Manhattan Associates (MANH)	$20.12	$595.4	$437.8	1.9x	1.8x	10.2x	9.1x	11.1x	9.8x	23.1x	19.7x
Manugistics Group (MANU)	$1.75	$146.3	$191.5	1.0x	NA	5.4x	NA	NM	NA	NA	NA
Mean				1.5x	1.8x	7.8x	9.1x	11.1x	9.8x	23.1x	19.7x
Median (c)				1.4x	1.5x	12.1x	10.3x	15.6x	12.4x	24.2x	21.8x
Mean (c)				1.6x	1.5x	12.4x	10.3x	19.5x	12.7x	26.5x	22.5x

(a) Stock price as of 29 March, 2005

(b) Firm Value equals equity value (all fully diluted shares at the stock price less any option proceeds) plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash.

(c) Excludes outliers

Confidential   For Discussion Purposes Only

Comparable Companies Analysis

Trading Multiples

Operating Results (Dollars in Millions)	Revenues 2005E	Revenues 2006E	EBITDA 2005E	EBITDA 2006E	EBITDA Margin 2004	EBITDA Margin 2005	EBIT 2005E	EBIT 2006E	EBIT Margin 2004	EBIT Margin 2005
Retail Software										
Aldata (ALD1V)	$88.7	$98.2	$6.5	$10.3	7.4%	10.4%	$3.3	$6.5	3.7%	6.6%
JDA Software (JDAS)	$221.2	$237.8	$25.9	$43.3	11.7%	18.2%	$25.4	$40.6	11.5%	17.1%
Retalix (RTLX)	$149.8	$170.7	$19.5	$23.9	13.0%	14.0%	$17.1	$21.5	11.4%	12.6%
SCM Software										
Manhattan Associates (MANI	$231.0	$247.1	$43.0	$48.3	18.6%	19.5%	$39.6	$44.7	17.1%	18.1%
Manugistics Group (MANU)	$187.8	NA	$35.5	NA	18.9%	NA	($1.5)	NA	NM	NA
Median	$187.8	$204.3	$25.9	$33.6	13.0%	16.1%	$17.1	$31.1	11.5%	14.8%
Mean	$175.7	$188.4	$26.1	$31.4	13.9%	15.6%	$16.8	$28.3	10.9%	13.6%

Confidential

For Discussion Purposes Only

Comparable Companies Analysis

Operating Statistics

Date Annc'd	Acquiror	Target	Target Description	Equity Value[a]	Firm Value	FV / Rev.[b] LTM	FV / Rev.[b] Fwd
Software							
03/22/05	Oracle Corp[c]	Retek	Retail Software	$681	$578	3.3x	3.2x
11/15/04	Torex Retail	Alphameric Retail	Retail Software	$56	$56	1.0x	1.1x
09/03/04	Inovis International	QRS	Collaborative Commerce for Retail	$112	$82	0.7x	0.7x
08/19/04	Torex Retail	KPOS Systems	Retail EPoS and merchandising solutions	$16	$12	0.8x	NA
02/10/04	Lynxangel / Torex Retail	Torex's Retail Business	Retail IT systems solutions	$110	$110	1.0x	NA
01/23/04	Ariba	FreeMarkets	Supply Chain Management / Sourcing Services	$462	$332	2.3x	2.1x
01/05/04	Retalix	OMI International	Supply Chain Management	$19	$19	1.3x	NA
12/15/03	Radiant Systems	Aloha Technologies	POS for Hospitality Industry	$45	$45	1.9x	1.9x
08/18/03	SSA Global Tech	EXE Technologies	Supply Chain Execution	$48	$17	0.2x	0.2x
05/09/03	Micros	Datavantage	Software for Specialty / General Retail	$52	$52	1.2x	1.1x
10/23/02	Manhattan Assoc.	Logistics.com	SCE / Integrated Logistics Planning	$20	$20	2.9x	NA
04/15/02	Retek	Chelsea Market Systems	Retail POS	$10	$10	NA	1.7x
09/10/01	JDA Software	E3 Corp	ERP / Retail Inventory Mgmt Apps	$50	$59	1.3x	NA
			Mean[d]	$129	$107	1.4x	1.4x

Source: Company filings and Wall Street research; for select privated transactions, various industry and business press reports used.

(a) Based on fully-diluted equity value.

(b) Using estimates (at time of announcement) for each respective deal. Trailing estimates used for private targets when LTM estimates not specified.

(c) Date of final offer by ORCL

(d) Excludes RETK and EXE transactions as outliers

Confidential **For Discussion Purposes Only**

Precedent Transactions Analysis